Exhibit 10.20
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made and entered into effective the 1st day of January, 2007 (the “Effective Date”), by and between NORTHRIM BANCORP, INC. and its wholly owned subsidiary, NORTHRIM BANK, a state-chartered commercial bank, with its principal office in Anchorage, Alaska (collectively, the “Employer”), and Victor P. Mollozzi (the “Loan Officer”).
     In consideration of the mutual promises made in this Agreement, the parties agree as follows:
     1. Employment.
     Employer employs Loan Officer and Loan Officer accepts employment with Employer as Senior Vice President, Senior Credit Officer.
     2. Term.
     The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through December 31, 2007; provided, however, that on January 1, 2008 and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than ninety (90) days prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term. In the event the Term is not extended, Loan Officer shall have no rights to any of the severance payments or benefits continuation described in Section 5 except as specifically provided for in Section 5(a).
     3. Duties.
     The Loan Officer will render such lending activity and administrative services and perform such tasks in connection with the operation of the Employer as is customary for his position, subject to the direction of Employer’s President and other senior officers. Loan Officer shall devote necessary time, attention and effort to Employer’s business in order to properly discharge his responsibilities under this Agreement.
     4. Compensation, Benefits, Reimbursement and Bonus.
          a. Base Salary. In consideration for all services rendered by Loan Officer during the term of this Agreement, Employer shall pay Loan Officer an annual base salary (before all customary and proper payroll deductions) of $158,620, as adjusted from time to time (“Base Salary”). The Board of Directors of the Employer shall review Loan Officer’s salary each year, in a manner consistent with that used for all management employees of the Employer, and in its sole discretion may adjust such salary commensurate with the Loan Officer’s performance under this Agreement.
          b. Incentive Compensation. Under the Employer’s Executive Incentive Compensation Plan, Loan Officer shall be eligible to receive an annual bonus based on performance as defined by the Board of Directors. Loan Officer’s annual target bonus will equal 25% of Base

Salary. This is the amount payable for ambitious, but expected, results as determined by the Board of Directors. Loan Officer’s bonus may be more or less than this amount at the Board of Directors discretion but may not exceed 35% of Base Salary.
          c. Stock Options. Loan Officer shall be eligible for stock option grants under the Employer’s Stock Incentive Plan. The timing and size of awards will be at the discretion of the Board of Directors.
          d. SERP and Deferred Compensation. Loan Officer shall also be entitled to receive an annual contribution equal to 5% of annual Base Salary in accordance with the Employer’s Supplemental Executive Retirement Plan, as may be adjusted at the discretion of the Board of Directors from time to time. The Loan Officer may also participate in the Employer’s Deferred Compensation Plan.
          e. Supplemental Retirement Deferred Compensation. Loan Officer shall also participate in the Company’s Supplemental Retirement Deferred Compensation Plan, in accordance with such plan.
          f. Other Benefits. Throughout the term of this Agreement, Employer shall provide Loan Officer with reasonable health insurance, disability and other employee benefits.
          g. Expenses. Employer shall reimburse Loan Officer for his reasonable expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the business of Employer. Loan Officer shall present from time to time itemized accounts of any such expenses as required by Employer, subject to any limits of company policy and the rules and regulations of the Internal Revenue Service.
     5. Termination of Agreement.
          a. Termination Due to a Change in Control. If (A) Employer (either Northrim BanCorp, Inc. or Northrim Bank) is subjected to a Change of Control (as defined in Section 5(f)(i)), and (B) Employer or its assigns terminates Loan Officer’s employment without Cause (either during the annual term of this Agreement or by refusing to extend this Agreement when the annual termination occurs every December 31) within 730 days of such Change of Control, then Employer shall pay Loan Officer in a lump sum: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; (ii) a pro rata portion of any annual target bonus for the year of termination; and (iii) an amount equal to one (1) times Loan Officer’s highest Base Salary over the prior three (3) years, plus an amount equal to one (1) times the target bonus or one (1) times the average bonus paid over the prior three (3) years, whichever is greater; and (iv) benefits described in Sections 5(b)(I) and (II) below. The amounts described in 5(a)(i) and (ii) herein shall be paid no later than 45 days after the day on which employment is terminated. The amount described in 5(a)(iii) herein shall be paid on the first day of the month following a period of six (6) months after the termination of employment, provided that the payment may be made sooner if either (i) the amount does not exceed two times the lesser of (a) the Loan Officer’s annual compensation for the year prior to the year in which employment is terminated; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for such year (the “IRC Safe Harbor”) or (ii) at the Loan Officer’s election, the amount described in Section 5(a)(iii) is reduced to fit within the

IRC Safe Harbor. No payment will be made pursuant to Section 5(a)(iii) until the Loan Officer has signed an agreement, in a form acceptable to Employer, that releases and holds Employer harmless from all known and unknown claims and liabilities arising out of Loan Officer’s employment with Employer or the performance of this Agreement (“Release Agreement”).
          b. Termination by Employer Without Cause. If Employer terminates Loan Officer’s employment without Cause, Employer shall pay Loan Officer in a lump sum: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date, plus a pro rata portion of any annual target bonus for the year of termination; and (ii) an amount equal to one (1) times Loan Officer’s highest Base Salary over the prior three (3) years, plus an amount equal to one (1) times the target bonus or one (1) times the average bonus paid over the prior three (3) years, whichever is greater. The amount described in 5(b)(i) herein shall be paid no later than 45 days after the day on which employment is terminated. The amount described in 5(b)(ii) herein shall be paid on the first day of the month following a period of six (6) months after the termination of employment, provided that the payment may be made sooner if either (i) the amount does not exceed the IRC Safe Harbor or (ii) at the Loan Officer’s election, the amount described in Section 5(a)(ii) is reduced to fit within the IRC Safe Harbor. No payment will be made pursuant to Section 5(a)(ii) until the Executive has signed a Release Agreement.
               (I) Benefits Continuation. In addition, Loan Officer shall be entitled to health and dental insurance benefits for a period of eighteen (18) months following the termination of this Agreement. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of the Internal Revenue Code (“COBRA”).
               (II) Age and Service Credit. Loan Officer shall also be entitled to receive age credit and credit for period of service towards all pension/SERP plans for the remaining period of time covered by this Agreement. If Loan Officer is hired by Employer, its assigns, any company in control of Employer, or any company controlled by Employer during the period covered by this Agreement, then Loan Officer will be entitled to be treated for all purposes relating to future compensation, benefits, and retirement, as if this Agreement had never been terminated and as if Loan Officer had performed his responsibilities as a Loan Officer throughout the period originally covered by this Agreement.
          c. Termination by Employer for Cause. If Employer terminates Loan Officer’s employment for Cause, Employer shall pay Loan Officer upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Loan Officer shall have no right to receive compensation or other benefits for any period after termination under this Agreement.
          d. Termination Due to Disability. If Employer terminates Loan Officer’s employment on account of any mental or physical Disability that prevents Loan Officer from discharging his duties under this Agreement, even with reasonable accommodation, Loan Officer shall be entitled to: (i) all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, (ii) a pro rata portion of any annual Target Bonus for the year of termination, (iii) full Base Salary for the year following the termination date (less the amount of any payments received by Loan Officer during such one (1) year period under any Employer-sponsored disability plan), and (iv) health and dental insurance benefits for a period of one (1) year following the termination date, which benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of Code (commonly referred to as “COBRA”). All such compensation shall be paid Loan Officer in one lump sum the first day of the month following a period of six (6) months after Loan Officer’s employment was terminated, provided that Loan Officer has signed a Release Agreement in a form acceptable to Employer.
          e. Termination Upon Death of Loan Officer. Loan Officer’s employment under this Agreement shall be terminated upon the death of Loan Officer. In such case, the Employer shall be obligated to pay to the surviving spouse of Loan Officer, or if there is none, to the Loan Officer’s estate: (i) that portion of Loan Officer’s Base Salary that would otherwise have been paid to him for the month in which his death occurred, and (ii) any amounts due him pursuant to the Employer’s pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to Loan Officer by the Employer.
          f. Termination Definitions.
               (i) “Change of Control.” For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of one or more of the following events: (A) One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of Employer’s outstanding common stock; (B) Replacement of a majority of the incumbent directors of Northrim BanCorp, Inc. or Northrim Bank by directors whose elections have not been supported by a majority of the Board of either company, as appropriate; (C) Dissolution or sale of fifty percent or more in value of the assets, of either Northrim BanCorp, Inc. or Northrim Bank; or (D) A change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G of the Internal Revenue Code.
               (ii) “Cause.” For purposes of this Agreement, termination for “Cause” shall include termination because Loan Officer (A) commits a material act of dishonesty or disloyalty related to the business of the Employer; (B) fails to substantially perform his duties with the Employer after reasonable notice and opportunity to improve, (C) is adjudged guilty of a felony or any crime involving a dishonesty or breach of trust; (D) willfully fails to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Employer, or (E) is unable to substantially perform his duties with the Employer due to drug addiction or chronic alcoholism.
               (iii) “Disability.” For purposes of this Agreement, “Disability” shall mean a medically diagnosed physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Loan Officer incapable of performing the essential duties required under this Agreement even with reasonable accommodation. Employer’s Board of Directors, acting in good faith, shall make the final determination of whether Loan Officer is suffering under any Disability (as herein defined) and, for purposes of making such determination, may require Loan Officer to submit himself to a physical examination by a physician mutually agreed upon by the Loan Officer and Employer’s Board of Directors at Employer’s expense.

     6. Limits on Severance Payment for Change of Control.
          Notwithstanding anything above in Section 5.a., if the severance payment provided for in that Section, together with any other payments which the Loan Officer has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the severance payment shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Loan Officer from the Employer or its affiliates and subsidiaries will be 2.99 times the Loan Officer’s base amount (as defined in Section 280G of the Code) and so that no portion of the amounts received by the Loan Officer shall be subject to the excise tax imposed by Section 4999 of the Code (excise tax). Insofar as permitted by the Code, Employer shall reduce those elements of the severance pay package specified by the Executive, provided, however, that Employer will not reduce the SERP credits provided for in Section 5(b)(II). The determination as to whether any reduction in the severance payment is necessary shall be made by the Employer in good faith, and the determination shall be conclusive and binding on the Loan Officer. If through error or otherwise the Loan Officer should receive payments under this Plan, together with other payments the Loan Officer has the right to receive from the Employer in excess of 2.99 times his base amount, Loan Officer shall immediately repay the excess to Employer upon notification that an overpayment has been made.
     7. Covenant Not To Compete.
          a. Loan Officer agrees that for the term of this Agreement and for a period of one (1) year after this Agreement is terminated, Loan Officer will not directly or indirectly be employed by, own, manage, operate, support, join, or benefit in any way from any business activity that is competitive with Employer’s business or reasonably anticipated business of which Loan Officer has knowledge. For purposes of the foregoing, Loan Officer will be deemed to be connected with such business if the business is carried on by: (a) a partnership in which Loan Officer is a general or limited partner; or (b) a corporation of which Loan Officer is a shareholder (other than a shareholder owning less than 5% of the total outstanding shares of the corporation), officer, director, employee or consultant, whether paid or unpaid.
          b. The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this paragraph shall survive termination of this Agreement.
     8. Nondisclosure of Confidential Information.
          a. During the term of Loan Officer’s employment and thereafter, Loan Officer agrees to hold Employer’s Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by Employer and for Employer’s benefit. If anyone tries to compel Loan Officer to disclose any Confidential Information, by subpoena or otherwise, Loan Officer agrees immediately to notify Employer so that Employer may take any actions it deems necessary to protect its interests. Loan Officer’s agreement to protect Employer’s Confidential Information applies both during the term of this Agreement and after employment ends, regardless of the reason it ends.

          b. “Confidential Information” includes, without limitation, any information in whatever form that Employer considers to be confidential, proprietary, information and that is not publicly or generally available relating to Employer’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customers; advertisers; joint venture partners; suppliers; financial status; contracts or employees. Confidential Information includes information developed by Loan Officer, alone or with others, or entrusted to Employer by its customers or others.
     9. Nonsolicitation.
     During the course of Loan Officer’s employment and for a period of one (1) year from the date of termination of employment for any reason, Loan Officer shall not directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Employer or to divert any business from Employer: (a) any person who was an employee of Employer during the one- (1) year period immediately preceding the termination of Loan Officer’s employment; (b) any customer or client of Employer; or (c) any prospective customer or client of Employer from whom Loan Officer actively solicited business within the last six (6) months of Loan Officer’s employment.
     10. Non-Disparagement.
     Loan Officer will not, during the Term or after the termination or expiration of this Agreement or Loan Officer’s employment, make disparaging statements, in any form, about Employer’s officers, directors, agents, employees, products or services which Loan Officer knows, or has reason to believe, are false or misleading.
     11. Mutual Agreement to Arbitrate.
          a. In the event of a dispute or claim between Loan Officer and Employer related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator whose decision will be final.
          b. The only disputes or claims that are not subject to arbitration are any claims by Loan Officer for workers’ compensation or unemployment benefits, and any claim by Loan Officer for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Loan Officer and Employer may seek injunctive relief in court in appropriate circumstances.
          c. The arbitration procedure will afford Loan Officer and Employer the full range of statutory remedies. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Loan Officer and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.
     12. Miscellaneous.
          a. This Agreement contains the entire agreement between the parties with respect to Loan Officer’s employment with Employer, and is subject to modification or amendment only upon agreement in writing signed by both parties.
          b. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties, except that Employer’s rights and obligations may not be assigned.
          c. If any provision of this Agreement is invalid or otherwise unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the Agreement to the extent it is unenforceable. All other provisions and any partially enforceable provisions shall remain unaffected and shall remain in full force and effect.
          d. In the event of any claim or dispute arising out of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all expenses incurred in connection with such claim or dispute, including, without limitation, attorneys’ fees and other professional fees. This paragraph shall apply to expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.
          e. Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:	3111 “C” Street
Anchorage, AK 99503

Loan Officer:	11950 Ginami Street
Anchorage, AK 99516
          f. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed and enforced according to the laws of the State of Alaska.
          g. This Agreement is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Internal Revenue Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Agreement would cause a benefit or amount provided hereunder to be subject to tax under the Internal Revenue Code prior to the time such amount is paid, such provision shall, without the necessity of further action by the signatories to this Agreement, be null and void as of the Effective Date.

EMPLOYER:	NORTHRIM BANCORP, INC.

	By:	/s/ Ronald A. Davis

Ronald A. Davis
		Its:	Chairman of the Compensation Committee of The Board of Directors

NORTHRIM BANK

	By:	/s/ Ronald A. Davis

Ronald A. Davis
		Its:	Chairman of the Compensation Committee of The Board of Directors

LOAN OFFICER:	/s/ Victor P. Mollozzi

Victor P. Mollozzi